EXHIBITS 16.1


                                  [Letterhead]



June  18,  2002



Securities  and  Exchange  Commission
450  Fifth  Street,  N.  W.
Washington,  DC  20549

Gentlemen:

We have read the section "Changes In and Disagreements With Accountants on Accounting and Financial Disclosure" in the registration statement on Form SB-2 filed on or about June 19, 2002, of CorpFin.com and are in agreement with the statements contained in the first paragraph of that section. We have no basis to agree or disagree with other statements of CorpFin.com in that section.

In addition, we have no basis to agree or disagree with other statements of CorpFin.com contained in the above referenced filing.


                                   /s/  Ernst  &  Young  LLP